Exhibit 10.22

Execution Version

EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement”) is entered into on November 13, 2024, by and between GOGO BUSINESS AVIATION LLC,105 Edgeview Dr., Suite 300, Broomfield, CO 80021 (the "Company"), and HAYDEN OLSON ("Executive"). Certain capitalized terms used herein have the meanings given to them in Section 20 hereof.

WHEREAS, pursuant to that certain Purchase Agreement, by and among Gogo Direct Holdings LLC, Gogo Inc., a parent of the Company ("Parent”), the Sellers (as defined therein), Satcom Direct, Inc., a Florida corporation ("Satcom Direct”) and other parties thereto, dated as of September 29, 2024, among other things, Parent will acquire the equity interests of Satcom Direct (together with other transactions contemplated by the Purchase Agreement, the "Transaction"); and

WHEREAS, in connection with the Transaction, the Company desires to employ Executive and Executive desires to be employed with the Company on the terms and conditions set forth in this Agreement.

AGREEMENT:

In consideration of the mutual covenants contained herein, the parties agree as follows:

1.
Employment. The Company hereby agrees to employ Executive, and Executive hereby accepts such employment upon the terms and conditions set forth herein, effective as of, and conditioned upon the occurrence of, the Closing (as defined in the Purchase Agreement and hereinafter, the "Effective Date"). For the avoidance of doubt, if the Transaction is not consummated or the Closing does not occur, this Agreement shall be null and void, ab initio.
2.
Capacity and Duties. As of the Effective Date, Executive shall be employed by the Company as its Executive Vice President, General Manager, SD Government. Executive shall also have a parallel capacity and duties with respect to Parent. During Executive's employment with the Company, Executive shall perform the duties and bear the responsibilities commensurate with Executive's position, and shall serve the Company faithfully and to the best of Executive's ability, under the direction of the Company's Chief Executive Officer or the Board of Directors of Parent (the "Board”). Executive shall also perform such other duties as may be reasonably requested from time to time by the Company's Chief Executive Officer or the Board and communicated to Executive by the Executive Chair of the Board. Executive's actions shall at all times be such that they do not discredit the Company or its products and services, and Executive shall not engage in any business activity or activities that require significant personal services by Executive or that, in the sole judgment of the Company, may conflict with the proper performance of Executive's duties hereunder. Executive shall devote all Executive's working time, working attention, and working energies to the business of the Company.
3.
Compensation.
(a)
Base Salary and Annual Bonus. The Company shall pay to Executive as base compensation for all of the services to be rendered by Executive under this Agreement a salary at the rate of $325,000 per annum (the "Base Salary"), payable in accordance with such normal payroll practices as are adopted by the Company from time to time, subject to withholdings for federal, state and local taxes, FICA and other withholding required by applicable law, regulation or ruling. The Base Salary shall be reviewed for possible increase at least annually by the Compensation Committee of the Board (the “Compensation Committee") in consultation with an external compensation consultant. In addition, Executive shall be eligible for an annual bonus which shall be earned as follows: (i) a target of thirty percent (30%) of Base Salary for achievement of goals and objectives established for the Company under the annual bonus program; plus (ii) a target of thirty percent (30%) of Base Salary for achievement of goals and objectives established for the Company's military/government business. Any bonus amount earned shall be paid in the tax year following the year in which such bonus relates. The amount of such annual bonus, if any, shall be decided by the Compensation Committee, and shall be based upon achievement of objectives established by the Compensation Committee, all as determined in the reasonable discretion of the Compensation Committee.

(b)
Reimbursement of Expenses, Company Facilities. The Company shall pay or reimburse Executive for all reasonable, ordinary and necessary travel and other expenses incurred by Executive in the performance of Executive's obligations under this Agreement, in accordance with the Company's travel and expense reimbursement policies for management employees. The Company shall provide to Executive, at the Executive's principal place of business (Melbourne, Florida), the necessary office facilities and equipment to perform Executive's obligations under this Agreement. The location from which Executive is principally performing Executive's services to the Company hereunder as of a given date consistent with the two immediately preceding sentences (including any location not specified above that Executive and the Company may have mutually agreed) is Executive's "Principal Place of Employment" as of such date.
(c)
Discretionary Time Off. The Company has no formal vacation or time off policy with set time off amounts and accruals. During the Executive's employment with the Company, Executive shall be permitted to take a reasonable amount of time off for vacation.
(d)
Benefits. Subject to applicable eligibility requirements, Executive shall be eligible to participate in all normal company benefits including the Company's 401(k), retirement, medical, dental and life and disability insurance plans and programs in accordance with the terms thereof. Any such benefits, plans and/or programs shall be subject to change or termination from time to time, as determined by the Company.
(e)
Directors and Officers Insurance. Officers and directors' liability insurance shall be obtained and maintained by the Company or Parent for reasonable and customary coverage of the Company, Parent other executives and directors of the Company and Parent (as applicable), including Executive, at no cost to Executive.
(f)
Equity Grants.
(i)
Signing Equity Grant. Pursuant to the inducement grant exception to shareholder approval of equity plans set forth in NASDAQ Listing Rule 5635(c)(4), and as an inducement material to Executive entering employment with the Company, on or promptly following the Effective Date, Executive will receive an equity award as described below (the

"Inducement Award''), subject in all respects to the terms and conditions of an equity award agreement to be approved by the Board or the Compensation Committee and separately provided to Executive (the "Inducement Award Agreement”). The Inducement Award will consist of 25,000 restricted stock units of Parent common stock ("RSUs") that will vest in equal annual installments over the five (5)-year period following the Effective Date, subject to Executive's continuous employment with the Company through the applicable vesting date.

(ii)
Annual Equity Grants. Commencing with the 2025 calendar year, during Executive's employment with the Company, Executive shall receive an equity award annually as described below (each, an "Annual Equity Award”), subject in all respects to the terms and conditions of the Gogo Inc. 2024 Omnibus Incentive Plan (as amended from time to time or any successor equity plan, the "Plan" and an equity award agreement thereunder to be approved by the Board or the Compensation Committee and separately provided to Executive. Each Annual Equity Award will have a value determined by the Compensation Committee of the Board based on market practice and will vest in equal annual installments over the four (4)-year period following the date of grant.

(g) Relocation Expenses. Provided that Executive relocates to the Denver metropolitan area by the six (6)-month anniversary of the Effective Date, the Company shall reimburse Executive for Executive's relocation costs reasonably incurred in connection with such relocation, with such reimbursements not to exceed the aggregate amount of $50,000 subject to all of the limitations and procedures set forth in the Company's relocation, expense reimbursement and/or other applicable policies as in effect from time to time, including requirements for submission of timely and appropriate documentation and subject to all applicable withholdings. Following the Effective Date and until the earlier of the three (3)-month anniversary of the Effective Date and Executive's relocation as contemplated by the foregoing, the Company shall reimburse Executive for Executive's temporary housing costs incurred in connection with Executive's performance of Executive's duties and responsibilities hereunder at the Company's headquarters, with such reimbursements not to exceed the aggregate amount of $10,000 per month, subject to all of the limitations and procedures set forth in the Company's relocation, expense reimbursement and/or other applicable policies as in effect from time to time, including requirements for submission of timely and appropriate documentation and subject to all applicable withholdings. In the event that (i) Executive's employment with the Company is terminated by the Company for Cause or by Executive without Good Reason, in either case, within the twelve (12)month period following the date of Executive's relocation, or (ii) Executive fails to relocate to the metropolitan area in which the Company's headquarters are then located within the twelve (12)month period following the Effective Date, Executive shall be required to repay to the Company an amount in cash equal to the after-tax value of the reimbursements previously paid to Executive pursuant to this Section 3(g) within thirty (30) days following the date of such termination or the expiration of such twelve (12)-month period, as applicable.

4.
Confidentiality; Ownership of Confidential Information and Inventions.
(a)
Receipt of Confidential Information. Executive's employment by the Company creates a relationship of confidence and trust between Executive and the Company with respect to certain information applicable to the business of the Company and its clients or customers. Executive acknowledges that during Executive's employment by the Company and as a result of the confidential relationship with the Company established thereby, Executive shall be receiving Confidential Information and that the Confidential Information is a highly valuable asset of the Company.

(b)
Nondisclosure. During Executive's employment or engagement with the Company and at all times thereafter, regardless of the reason for the termination of such employment, Executive shall retain in strict confidence and shall not use for any purpose whatsoever or divulge, disseminate, or disclose to any third party (other than in the furtherance of the business purposes of the Company, as determined by Executive in good faith or otherwise with the Company's prior written consent) all Confidential Information, all of which is deemed confidential and proprietary. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement limits Executive's ability to (i) communicate with or participate in any investigation or proceeding regarding possible violations of U.S. Federal securities or other laws that may be conducted by the U.S. Securities and Exchange Commission, the U.S. Department of Justice, the U.S. Consumer Financial Protection Bureau, the U.S. Commodity Futures Trading Commission, the Equal Employment Opportunity Commission, any state human rights commission, the National Labor Relations Board, the Occupational Safety and Health Administration, or any other federal, state or local governmental agency or commission (collectively, the "Governmental Authorities"), (ii) respond to any inquiry or legal process from any such Governmental Authorities; (iii) make any other disclosures that are protected under the whistleblower provisions of any applicable law, rule or regulation; or (iv) accept any monetary award in connection with any protected whistleblower activity. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made to Executive's attorney in relation to a lawsuit for retaliation against Executive for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement requires Executive to obtain prior authorization from the Company or any other Person before engaging in any conduct described in this paragraph, or to notify the Company or any other Person that Executive has engaged in any such conduct. Nothing in this Section 4(b) shall prohibit disclosure of information that arises from Executive's general training, knowledge, skill, or experience, whether gained on the job or otherwise, information that is readily ascertainable to the public, or information Executive otherwise has a right to disclose as legally protected conduct. Nothing herein shall prevent the disclosure or discussion of any alleged discriminatory or unfair employment practices of the Company or Parent.
(c)
Disclosure. Executive shall inform the Company promptly and fully of all Inventions by a written report, setting forth in detail a description of the Invention, the procedures used and the results achieved. Executive agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Inventions, which records shall be available to and remain the sole property of the Company at all times.
(d)
Ownership; Cooperation. All Confidential Information and Inventions shall be and remain the sole property of the Company. Executive promptly shall execute and deliver to the Company any instruments deemed necessary by it to effect disclosure and assignment of all Inventions to the Company including, without limitation, assignment agreements satisfactory to the Company. Upon request of the Company, during and after Executive's employment with the Company, Executive shall execute patent, copyright, trademark, mask work or other applications and any other instruments deemed necessary by the Company for the prosecution of such patent applications or the acquisition of letters patent or registration of copyrights, trademarks or mask works in the United States and foreign countries based on such Inventions; provided, however, that if Executive incurs any expenses in connection with the foregoing obligation after Executive's employment with the Company is terminated, the Company shall compensate Executive at a reasonable rate for the time actually spent by Executive at the Company's request in satisfying such obligation.

(e)
Works for Hire. To the extent the Inventions consist of original works of authorship which are made by Executive (solely or jointly with others) within the scope of Executive's employment and which are protectable by copyright, Executive acknowledges that all such original works of authorship are "works for hire" as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).
5.
Covenants-Not-to-Compete. In consideration of Executive's employment as an executive of the Company and in consideration of the Company's obligations contained in this Agreement, including, without limitation, its agreeing to pay severance benefits in the circumstances specified in Section 9(a), and because Executive shall have access to Confidential Information, including, without limitation, Trade Secrets, Executive hereby covenants as follows (as used in this Section 5 the term "Company" includes Parent and its subsidiaries):
(a)
Covenants. Without the prior written consent of the Board, (x) during Executive's employment or engagement with the Company and (y) for the twelve (12) month period beginning after leaving the employment of the Company, whether voluntarily or involuntarily, Executive shall not in the Restricted Territory directly or indirectly, personally, by agency, as an employee, consultant, officer or director, through a corporation, partnership, limited liability company, or by any other artifice or device:
(i)
Own, manage, operate, control, work for, provide services to, employ, have any financial interest in, consult to, lend Executive's name to or engage in any capacity in any enterprise, business, company or other entity (whether existing or newly established) engaged in a Competitive Business, whether in anticipation of monetary compensation or otherwise;
(ii)
(x) Solicit or otherwise induce any person who is then or was employed by the Company or otherwise engaged by the Company as an independent contractor or consultant at any time during the twelve (12)-month period preceding Executive's last day of employment, to terminate their employment or service with the Company to engage in any Competitive Business, or intentionally interfere with the relationship of the Company with any such employee, former employee or person, it being understood that (A) a general advertisement of employment opportunities to which a current or former employee of the Company responds shall not constitute solicitation or inducement for purposes of this Section 5(a)(ii), and (B) the foregoing restrictions shall not apply to any employee or contractor terminated by the Company;

or (y) hire any such former employee within ninety (90) days following their termination of employment with the Company;

(iii)
Solicit or service in any way in connection with or in furtherance of a Competitive Business, on behalf of Executive or on behalf of or in conjunction with others, any client or customer, or induce any customer, client, prospective vendor, consultant, strategic partner or independent contractor of the Company to terminate or negatively alter their relationship with the Company, who has been solicited or serviced by the Company; or
(iv)
Assist others in doing anything prohibited by clause (i), (ii) or (iii) above. The covenants in this Section 5(a) shall be specifically enforceable. However, the covenants in this Section 5(a) shall not be construed to prohibit the ownership of not more than one percent of the equity of any publicly-held entity engaged in direct competition with the Company, so long as Executive is not otherwise engaged with such entity in any of the other activities specified in Section 5(a)(i) through (iv) above.
(b)
Reformation and/or Severability of Covenants. If a court determines that any of the foregoing covenants is an unenforceable restriction, the court shall revise such provision to include the maximum restriction allowed under applicable law. If any provision (or part thereof) of this Agreement is determined to be in violation of any law, rule or regulation or otherwise unenforceable, and cannot be modified to be enforceable, such determination shall not affect the validity of any other provision (or part thereof) of this Agreement, and such other provisions shall remain in full force and effect. Each provision, paragraph and subparagraph of this Agreement is severable from every other provision, paragraph and subparagraph and constitutes a separate and distinct covenant.
(c)
Acknowledgment of Notice. Executive acknowledges receipt of a separate notice that the Company has provided to Executive contemporaneously with this Agreement, which identifies this Agreement by name, states that this Agreement contains covenants not to compete that could restrict Executive's options for subsequent employment following Executive's termination of employment with the Company, and directs Executive to the specific Sections of this Agreement containing such covenants. Additionally, Executive acknowledges and agrees that Executive has had at least 14 calendar days to review the restrictive covenants set forth in this Agreement, including Section 4 and Section 5. Additionally, Executive acknowledges that the Company's success and competitive position in the industry are dependent on the Company's exclusive possession of trade secrets. Executive agrees that the restrictions in Section 4 and Section 5 are (i) intended to protect the Company's trade secrets, (ii) reasonable as to all applicable restricted time periods, geographic scope, and restricted competitive activities, and (iii) no broader than reasonably necessary to protect the Company's legitimate interest in protecting the Company's trade secrets. Executive also warrants and represents that employment opportunities outside the scope of the restrictions in Section 5 exist and remain available to Executive, and that Executive's skill sets are transferable to other industries and businesses not requiring or involving the solicitation of the Company's customers.
6.
Injunctive Relief; Legal Fees. If Executive violates any of the provisions of Section 4 or 5 hereof (the "Applicable Sections”), the Company shall be entitled to seek and, if awarded by a court or arbitrator, obtain immediate and permanent injunctive relief in addition to all other rights and remedies it may have, it being agreed that a violation of the Applicable Sections would cause the Company irreparable harm, and the damages which the Company would sustain upon such violation are difficult or impossible to ascertain in advance. If the Company takes legal action to enforce the covenants contained in the Applicable Sections, or to enjoin Executive from violating the Applicable Sections, as part of its damages, the prevailing party (as determined by the court or arbitrator) shall be entitled to recover its reasonable legal costs and expenses arising in connection with such action from the substantially losing party.

7.
No Conflict. Executive represents and warrants to the Company that (a) Executive has not signed any employment agreement, confidentiality agreement, non-competition covenant or the like with any other employer and (b) Executive's employment with the Company will not violate any other agreement or arrangement Executive has or may have had with any other former employer. Executive covenants that under no circumstances shall Executive disclose to the Company or use for the benefit of the Company any confidential or proprietary information of any former employer or other third party, and Executive shall hold all such information in confidence, and shall comply with the terms of any and all applicable agreements between Executive and the third party with respect to such information.
8.
Termination. Executive and the Company each acknowledge that either party has the right to terminate Executive's employment with the Company at any time for any reason whatsoever, with or without cause, pursuant to the following:
(a)
Termination by the Company Without Cause. Upon thirty (30) days' written notice to Executive, or at the Company's discretion, pay in lieu of notice;
(b)
Disability. Immediately upon written notice to Executive, if Executive is prevented from performing Executive's duties by reason of illness or incapacity for a continuous period of one-hundred eighty (180) days;
(c)
Death. Immediately upon the death of Executive; or
(d)
Termination by the Company for Cause. Immediately upon "Cause", which for purposes of this Agreement shall mean Executive's (1) willful gross misconduct or gross or persistent negligence in the discharge of their duties; (2) act of dishonesty or willful concealment, in each case, that has a material and adverse impact on the business or reputation of the Company or Parent; (3) breach of their fiduciary duty or duty of loyalty to the Company, which breach has not been cured by Executive (to the extent such breach is capable of cure, as reasonably determined by the Board) within ten (10) business days after written notice of such breach is given to Executive by the Company; (4) a material breach of Section 4 hereof, which material breach has not been cured by Executive (to the extent such breach is capable of cure, as reasonably determined by the Board) within ten (10) business days after written notice of such breach is given to Executive by the Company; (5) a breach of Section 5 hereof; (6) any other material breach by Executive of this Agreement, which breach has not been cured by Executive within thirty (30) days after written notice of such breach is given to Executive by the Company; (7) material violation of any Company or Parent written code of conduct or code of ethics, or policies or procedures of general applicability, including but not limited to policies prohibiting discrimination, harassment, and retaliation; (8) commission of one or more acts of substance abuse which are materially injurious to the Company; (9) conviction or plea of no contest to a felony involving money or other property of the Company (excluding traffic or other similar violations); or (10) conviction or a plea of no contest to a criminal offense that would, if committed in the State of Colorado, constitute a felony under the laws of the State of Colorado or the United States of America.
(e)
Voluntary Resignation. Executive may terminate Executive's employment under this Agreement upon thirty (30) days' written notice to the Company. The Company, at its discretion, may waive the thirty (30) day notice requirement, and in such event shall be required to make any payments in lieu of notice.
(f)
Resignation for Good Reason. Executive may terminate their employment under this Agreement immediately upon a showing of "Good Reason," which for purposes of this Agreement shall mean the occurrence of any of the following without Executive's consent at any time following the Effective Date:
(i)
a material reduction by the Company in Executive's Base Salary or

Target Bonus;

(ii)
(A) a material diminution of Executive's duties, authority or responsibilities such that such duties, authority and responsibilities, when viewed in the aggregate, are not at least commensurate with those duties, authority and responsibilities normally associated with and appropriate to Executive's position, or (B) Executive ceasing to be a direct report to the Chief Executive Officer;

(iii)
the relocation of Executive's Principal Place of Employment to a geographic location more than fifty (50) miles from the Executive's then Principal Place of Employment; or
(iv)
any material breach by the Company of its obligations to Executive under this Agreement, the CIC Agreement, the Retention Bonus Agreement, the Inducement Award Agreement or any future equity award agreements between Executive and Parent

In the event that Executive believes that circumstances constituting "Good Reason" have occurred and Executive wishes to terminate Executive's employment as a result of such occurrence, Executive must provide the Company written notice within ninety (90) days from the initial existence of the occurrence. If within thirty (30) days following the Company's receipt of such notice it corrects the circumstances constituting "Good Reason," then Executive shall not be entitled to terminate their employment under this Section 8(:f) as a result of such circumstances. Furthermore, Executive shall not be entitled to terminate Executive's employment under this Section 8(f) as a result of any circumstances constituting "Good Reason" unless Executive's resignation occurs within thirty (30) days following the expiration of the Company's cure period.

9.
Termination Benefits.
(a)
Termination by the Company Without Cause or Resignation for Good Reason or Upon Death. If Executive is terminated under Section 8(a) or resigns for Good Reason under Section 8(f) or if Executive's employment terminates due to Executive's death under Section 8(c), then, in each case, following the execution (and expiration of any revocation period), not later than 45 days following the termination date, of a separation agreement containing a general release of all claims against Parent, the Company and its Affiliates, in a form provided by the Company, the Company shall pay Executive (or Executive's estate, as applicable) an aggregate amount equal to twelve (12) months of Executive's then-current Base Salary, payable in installments as set forth hereinafter (each such payment a "Severance Payment”) and an award under the annual bonus program referred to in Section 3(a), pro-rated based on the number of days that Executive was employed during the calendar year in which Executive terminates from the Company and paid based on actual performance as determined by the Compensation Committee, to be paid at the same time as annual bonuses are paid to other actively employed executives of the Company. The Severance Payments shall be payable in installments, by direct deposit, in accordance with the Company's normal payroll practices. The first installment of the Severance Payments shall be made on the first payroll date after the execution (and expiration of any revocation period) of such separation agreement or, if the forty-five (45)-day period following the termination date spans two calendar years and the Severance Payment is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), after such forty-five (45)-day period, and shall include all installments of the Severance Payments that would have been paid if the general release of claims had been fully effective on the termination date. In addition, during the twelve (12) months following termination, should Executive timely elect to continue coverage pursuant to the U.S. federal statute commonly known as COBRA, the Company agrees to reimburse Executive for the COBRA premiums due to maintain health insurance coverage that is substantially equivalent to that which Executive received immediately prior to Executive's termination of employment. The Company shall also pay Executive (or Executive's estate, as applicable) (i) any salary earned but unpaid prior to termination, (ii) any business expenses incurred but not reimbursed as of the date of termination, and (iii) any award under the annual bonus program referred to in Section 3(a) for which Executive has completed the prior calendar year but for which the annual bonus has not been paid as of the date of termination.
(b)
Other Termination. In all other cases, the Company's obligation to make payments hereunder shall cease upon such termination, except the Company shall pay Executive

(i) any salary earned but unpaid prior to termination, (ii) any business expenses incurred but not reimbursed as of the date of termination, (iii) subject to the terms thereof, any vested benefits which may be due to Employee on the date of termination under the provisions of any employee benefit plan, program or policy, within the time period required by applicable law, and (iv) any amounts owed in accordance with the terms of any other agreement executed between Company or Parent, on the one hand, and Executive, on the other hand. In addition, if the termination occurs due to Executive's disability under Section 8(b) above, the Company shall also pay Executive any award under the annual bonus program referred to in Section 3(a) for which Executive has completed the prior calendar year but for which the annual bonus has not been paid as of the date of termination.

(c)
Survival of Obligations. Executive's obligations pursuant to Sections 4 and 5 shall survive the expiration of the term of Executive's employment under this Agreement or any early termination thereof.
(d)
Returns. Upon termination of Executive's employment under this Agreement, or as otherwise requested by the Company, immediately upon the Company's request, Executive shall return to the Company all Company files, notes, business plans and forecasts, financial information, computer-recorded information, tangible property including computers, software, credit cards, entry cards, identification badges, cell phones, pager, keys, tools, equipment and any materials of any kind in Executive's possession which contain Confidential Information (and all reproductions thereof). Notwithstanding the foregoing, Executive may retain copies of Confidential Information related to his compensation and his rights under this Agreement (including, but limited to, his rights with respect the RSUs), or any employee benefit plan in which Executive is eligible to participate by reason of his employment with the Company, and may appropriately use such Confidential Information to enforce his rights to such compensation or under this Agreement or any such plan.
10.
Notices. All notices, reports, records or other communications which are required or permitted to be given to the parties under this Agreement shall be sufficient in all respects if given in writing and delivered in person, by telecopy, by overnight courier, or by registered or certified mail, postage prepaid, return receipt requested, to the receiving party at the address listed on the first page of this Agreement, or to such other address as such party may have given to the other by notice pursuant to this Section 10. Notice shall be deemed given on the date of delivery, in the case of personal delivery or telecopy, or on the delivery or refusal date, as specified on the return receipt, in the case of overnight courier or registered or certified mail.
11.
Further Assurances. The parties shall cooperate fully with each other and execute such further instruments, documents and agreements, and shall give such further written assurances, as may be reasonably requested by one another to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intent and purposes of this Agreement. Without limiting the generality of the foregoing, during his employment with the Company and for no less than one (1) year thereafter, Executive shall reasonably cooperate in assisting the Company to comply with contractual obligations of the Company to third parties regarding Inventions, Trade Secrets and copyrights.
12.
Waiver of Breach. A waiver by a party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such waiving party.
13.
Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado. In accordance with Section 14 of this Agreement, any action in aid of an injunction sought in connection with Section 4 or 5 above may be brought in the Courts in the State of Colorado, and by execution of this Agreement, Executive irrevocably submits to such jurisdiction.
14.
Arbitration.
(a)
Any dispute arising in connection with this Agreement or Executive's employment with the Company, except for equitable or injunctive actions pursuant to Section 4 or 5 above, or claims by Executive for workers' compensation, unemployment compensation or benefits under a Company benefits plan, shall be submitted to final and binding arbitration.

Judgment upon any award rendered by arbitration may be entered in any court having jurisdiction thereof.

(b)
The arbitrator shall be selected by the mutual agreement of the parties. Any arbitrator selected shall be a professional having at least ten years of experience in labor or employment related practice areas. If the amount in dispute exceeds $250,000, the parties shall select, by mutual agreement, a panel of three arbitrators, rather than one arbitrator, to resolve the dispute.
(c)
The arbitration shall be conducted in Denver, Colorado (unless the corporate headquarters of the Company shall have been moved to another location, in which case the arbitration shall be conducted in such location). Reasonable discovery shall be permitted as determined by the arbitrator or arbitrators. Both parties to an arbitration shall have the right to be represented by counsel. The attorneys' fees and costs of the arbitrator and arbitration proceedings are to be shared equally between the parties, and all other costs and attorneys' fees are to be paid by the party incurring such costs and fees.
(d)
Except as otherwise provided herein, this arbitration procedure is the exclusive remedy for any contractual, non-contractual or statutory claim of any kind, including claims arising under federal, state and local statutory law, including, but not limited to, the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.; the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq; the Colorado AntiDiscrimination Act, C.R.S. 24-34-401, et seq.; and common law or equitable claims alleging breach of contract, defamation, fraud, outrageous conduct, promissory estoppel, violation of public policy, wrongful discharge or any other tort, contract or equitable theory (collectively, "Covered Matters"). Executive agrees to engage in any and all internal dispute resolution procedures established by the Company prior to pursuing arbitration under this Agreement. Nothing in this Agreement shall require arbitration of any Covered Matters which, by valid law that is binding on Executive and the Company Group and not preempted by federal law, cannot be the subject of a compulsory arbitration agreement, and nothing in this Agreement shall be interpreted to mean that Executive is precluded from filing a charge or complaint with any federal, state or local governmental agency, legislative body, regulatory body or self-regulatory organization that prohibits waiver or limitation of such right, including, but not limited to, the Equal Employment Opportunity Commission, and the National Labor Relations Board.
15.
Severability. If any provision of this Agreement shall be held by any Court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the enforceability of all other provisions of this Agreement shall be unimpaired.
16.
Binding Agreement. Executive shall not delegate or assign any of Executive's rights or obligations under this Agreement. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by Executive, the Company and the Company's successors and assigns; provided, however, that the Company may not assign this Agreement to any other person or entity without the prior written consent of Executive except (a) to Parent or (b) in connection with a sale, assignment or other transfer by the Company of all or a substantial portion of its assets or business, in each of which events assignment of this Agreement is expressly permitted without the consent of Executive.
17.
Merger; Amendment. This Agreement, together with the Inducement Award Agreement, the CIC Agreement, and the Retention Bonus Agreement, sets forth the entire understanding of the parties with respect to the subject matter hereof and no other statement, representation, warranty or covenant has been made by either party except as expressly set forth herein. This Agreement may be amended at any time, provided that such amendment is in writing and is signed by each of the parties.
18.
Nature of Employment. EXECUTIVE IS EMPLOYED WITH THE COMPANY FOR NO SPECIFIC TERM OF EMPLOYMENT, AND IS EMPLOYED AT THE WILL OF THE COMPANY. NOTHING IN THIS AGREEMENT SHALL IN ANY WAY RESTRICT EXECUTIVE'S RIGHT OR THE RIGHT OF THE COMPANY TO TERMINATE EXECUTIVE'S EMPLOYMENT AT ANY TIME, FOR ANY REASON OR FOR NO REASON, WITH OR WITHOUT CAUSE AND WITH OR WITHOUT NOTICE.
19.
Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent. The payments to Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii), as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), or another applicable exemption under Section 409A of the Code or the Treasury regulations promulgated thereunder. In the event the terms of this Agreement would subject Executive to taxes or penalties under Section 409A of the Code ("409A Penalties"), the Company and Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible. To the extent any amounts under this Agreement are payable by reference to Executive's "termination of employment" or similar terms, such term and similar terms shall be deemed to refer to Executive's "separation from service," within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, if Executive is a "specified employee," as defined in Section 409A of the Code, as of the date of Executive's separation from service, then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon Executive's separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of Executive's separation from service, such payment shall be delayed until the earlier to occur of (a) the six-month anniversary of the separation from service or (b) the date of Executive's death. Any reimbursement payable to Executive pursuant to this Agreement shall be conditioned on the submission by Executive of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to Executive promptly following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit. Executive's right to receive any installment payments under this Agreement, including without limitation any salary continuation payments that are payable in installments in accordance with the Company's normal payroll practices, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A of the Code. Whenever a provision under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.
20.
Definitions. In addition to terms defined above and elsewhere in this Agreement,

the following terms shall have the meanings set forth below:

"Affiliate" means (i) Parent, (ii) any subsidiary of the Company or Parent, and (iii) any other person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the Company. For purposes of this definition, the terms "controls," "is controlled by" or "is under common control with" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, none of GTCR, LLC, Oakleigh Thorne or their respective affiliated entities or portfolio companies (other than Parent and its direct and indirect subsidiaries) shall constitute an "Affiliate" of the Company or Parent hereunder.

"CIC Agreement” means that certain Change in Control Severance Agreement, dated on or about the date hereof, by and between Parent and Executive.

"Competitive Business" means any business or activities that are substantially in competition with any business or activities in which Parent or any of its subsidiaries engages in during Executive's employment or is actively contemplating entering into during Executive's employment. For purposes of this Agreement, in the event that a Competitive Business includes an organization with separate and distinct business units, to the extent possible, the term Competitive Business shall be limited to only those business units(s) or persons of the Competitive Business that are engaged in, related to or become engaged in, or related to the business of Parent or any of its subsidiaries.

"Confidential Information" means all information relating to the Company, its Affiliates and their respective customers and suppliers reasonably considered by the Company or its Affiliates to be confidential and proprietary including, without limitation, (a) business plans, research, development and marketing strategies, customer names and lists, product and service prices and lines, processes, designs, formulae, methods, financial information, costs and supplies and (b) the Trade Secrets (as defined below). Confidential Information may include information which has been acquired or created by Executive or has otherwise become known to Executive through Executive's employment with Company. Confidential Information may also include information belonging to the Company's clients, customers or suppliers. "Confidential Information" shall not include the foregoing that is or becomes (i) in the public domain other than through acts by Executive, (ii) already lawfully in Executive's possession at the time of disclosure by the Company as evidenced by Executive's written records, (iii) disclosed to Executive by a third party who is not prohibited from disclosing the information pursuant to any fiduciary, contractual or other duty to any person or (iv) required by law, rule, regulation or court order to be disclosed. Confidential Information also does not include information that cannot be considered confidential under applicable law.

"Existing Proprietary Rights" means all inventions, original works of authorship, developments, improvements and trade secrets that Executive has, alone or jointly with others, made, conceived, developed or reduced to practice or caused to be made, conceived, developed or reduced to practice prior to the Effective Date, whether or not patentable or registrable under patent, copyright or similar statutes, a list of which is attached to this Agreement as Exhibit A.

"Inventions" means discoveries, concepts, ideas, methods, formulae, techniques, developments, know-how, inventions and improvements, whether or not patentable or registrable under patent,

copyright or similar statutes, related to the business of the Company and its Affiliates that are conceived of or made by Executive at any time, whether before, during or after business hours, or with the use of the Company's resources, facilities, materials or personnel, either solely or jointly with others after the Effective Date and during Executive's employment by the Company, including, without limitation, existing and planned products and services and future products and services of the Company and its Affiliates.

"Restricted Territory" means any county, state, municipality, locale or other jurisdiction in the United States of America or other country in which the Company operates or has taken substantial preparatory steps to enter during Executive's employment with the Company.

"Retention Bonus Agreement” means that certain Retention Bonus Agreement, dated on or about the date hereof, by and between Parent and Executive.

"Trade Secrets" means any and all technology and information relating to the Company's and its Affiliates' business or their respective patents, methods, formulae, software, know-how, designs, products, processes, services, research development, inventions, systems, engineering and manufacturing which have been designated as secret or confidential or are the subject of efforts that are reasonable under the circumstances to maintain their secrecy or confidentiality and which are sufficiently secret to derive economic value, actual or potential, from not being generally known to other persons.

The parties have executed this Agreement on the date first set forth above, effective as of the Effective Date.

COMPANY:	EXECUTIVE:
GOGO BUSINESS AVIATION LLC	HAYDEN OLSON
Date: December 1, 2024 _	Date: November 13, 2024
/s/ Crystal L. Gordon	/s/ Hayden Olson
Title and Name: Crystal L. Gordon EVP, General Counsel and CAO	Print Name: Hayden Olson

Exhibit A

Existing Proprietary Rights

None